UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 18, 2011
THE GOLDMAN SACHS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 902-1000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On March 18, 2011, The Goldman Sachs Group, Inc. (Company) announced that the Federal Reserve has concluded that it has no objection to the Company’s proposed 2011 capital actions, which include the redemption in full of the 50,000 shares of the Company’s 10% Cumulative Perpetual Preferred Stock, Series G (Preferred Shares) held by Berkshire Hathaway Inc. and certain of its subsidiaries (collectively, Berkshire Hathaway), the repurchase of the Company’s outstanding common stock and a potential increase in the Company’s quarterly common stock dividend.
The Company has mailed notices of redemption to Berkshire Hathaway stating that the Company will redeem in full the Preferred Shares held by Berkshire Hathaway for the stated redemption price of $110,000 per share, plus accrued and unpaid dividends to the redemption date. The redemption date will be April 18, 2011. Berkshire Hathaway continues to hold the warrant to purchase 43,478,260 shares of the Company’s common stock, par value $0.01 per share, which Berkshire Hathaway purchased from the Company concurrently with the Preferred Shares on October 1, 2008.
The redemption includes a one-time preferred dividend of approximately $1.64 billion which will be reflected in the Company’s first quarter results. This is expected to reduce reported diluted earnings per common share for the first quarter by approximately $2.80 per share. The redemption also results in the acceleration of $24 million of preferred dividends that are payable from April 1 to the redemption date, which will reduce reported diluted earnings per common share for the first quarter by approximately $0.04 per share.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)
Date: March 18, 2011	By:	/s/ David A. Viniar
		Name:	David A. Viniar
		Title:	Chief Financial Officer